UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 11, 2009

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902

(Address of principal executive offices) (Zip Code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2009, the Compensation Committee of the Board of Directors of Hardinge Inc. (“Hardinge” or the “Company”) recommended to the independent members of the Board of Directors terms and conditions for 2009 bonuses (payable in 2010) under the Company’s Cash Incentive Plan (the “2009 Bonus Plan”).  The independent directors adopted the Compensation Committee’s recommendations.

Participants in the 2009 Bonus Plan include Richard L. Simons, President and Chief Executive Officer, Edward J. Gaio, Vice President and Chief Financial Officer, and Douglas C. Tifft, Senior Vice President - Administration.  Each participant will be eligible to earn a bonus based on the Company’s performance against an established objective for the Company’s earnings before interest, depreciation and amortization for 2009 (“EBIDA”).  The bonuses are payable in shares of the Company’s common stock.  Target bonuses payable to the participants upon Hardinge’s achievement of the established EBIDA objective are as follows:

Name	Target Bonus (# shares)
Richard L. Simons	43,000 shares
Edward J. Gaio	23,500 shares
Douglas C. Tifft	17,175 shares

Bonuses may be less than the target bonuses, proportionately, to the extent the Company’s actual EBIDA is less than the established EBIDA objective, provided, however, that no bonuses will be paid if the Company achieves less than 20% of the EBIDA objective.  Bonuses cannot exceed the target bonuses under any circumstances.  In addition, the independent directors retain the discretion to adjust or eliminate the bonuses based on individual participant and Company performance considerations.  Bonuses under the 2009 Bonus Plan, if awarded, will be paid in 2010 based on the final audited performance of the Company in 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: March 17, 2009	By:	/s/ EDWARD J. GAIO
Edward J. Gaio
Chief Financial Officer